Exhibit 10.10(b)(vi)

PLEXUS CORP.
FISCAL [____] VARIABLE INCENTIVE COMPENSATION PLAN
UNDER THE 2016 OMNIBUS INCENTIVE PLAN
PLEXUS OFFICERS

I.    PLAN OBJECTIVE

The primary objective of this Variable Incentive Compensation Plan is to reward results delivered by Participants and is designed to assist Plexus Corp. in attracting, retaining and motivating highly qualified and talented executives. The Awards under this Plan are Cash Incentive Awards under the 2016 Omnibus Incentive Plan and are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. This Plan provides annual variable incentive cash compensation opportunities to Participants for the achievement of performance goals and personal objectives that contribute to the overall success of Plexus.

II.    DEFINITIONS

The terms used herein shall have the following meanings:
(a)    “2016 OIP” means the Plexus Corp. 2016 Omnibus Incentive Plan, as amended and restated or successor plan
(b)    “Average Capital Employed” means the five (5) point average of the [prior] fiscal year end and the quarterly fiscal year [current] Capital Employed balances.
(c)    “Award” means the amount of a cash incentive payable under the Plan to a Participant with respect to the Plan Year.
(d)    “Capital Employed” means equity plus debt, less cash and cash equivalents and short-term Investments.
(e)    “Committee” means the Compensation and Leadership Development Committee of the Plexus Corp. Board of Directors.
(f)    “Company” means Plexus Corp.
(g)    “Eligibility” means those positions that have been approved to participate in this plan.
(h)    “Operating Income” means the Company’s operating income as reported in its audited income statement for fiscal year [____], as adjusted to eliminate stock-based employee compensation expense and other non-recurring or unusual charges.
(i)    “Participant(s)” means those individuals eligible, as determined by the Committee, for an Award under this Plan.
(j)    “Performance Goal” has the same meaning as set forth in section 2(r) of the 2016 OIP.
(k)    “Plan” means this Variable Incentive Compensation Plan (VICP), as amended from time to time.
(l)    “Plan Year” is the Company’s [_____] fiscal year, which begins on [______], 20[__,] and continues through [______], 20[__].
(m)    “Net Income” means Plan Year net income reported in the consolidated statements of operations for Plexus Corp. and its subsidiaries.
(n)    “Salary” means the Participant’s base salary earned during the Plan Year excluding bonuses, paid commissions, reimbursed relocation expenses, or any other special pay, but including amounts deferred and subject to applicable pro-rations (See Change in Employment Status or Position, below).
(o) “VICP Percentage” means the percentage of Salary that a Participant would receive as an Award if plan targets are met.

III.    AWARDS

A.	Eligibility and Participation
Participation in this Plan is limited to Officers of the Company. A Participant’s VICP Percentage shall be determined and approved by the Committee if they are an Officer of the Company. Unless otherwise determined by the Committee, a

Exhibit 10.10(b)(vi)

Participant must be employed through the last day of the Plan Year to receive an Award. The Committee, in its sole discretion, may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances as determined by the Committee. If approved by the Committee, Awards for Participants who leave due to retirement, disability or death will be in an amount equal to the Award that the Participant would have received had the Participant remained employed through the Plan Year and then pro-rated by eligible amount of time on the Company (or one of its wholly-owned subsidiaries) payroll divided by the amount of time in the Plan Year.

B.	Incentive Plan Performance Measures
The incentive performance measures, each of which stands independently of the others with regard to full Award opportunities, are:

•	Revenue: Total fiscal year [____] net sales of the Company.

•	Return on Average Capital Employed (ROCE): Operating Income for fiscal year [____] divided by Average Capital Employed.

•
Personal Objectives: Individual Participant objectives that relate to strategic projects or site, location, team or group goals for the Plan Year; the number of goals for a Participant may vary. Personal Objectives are reviewed and approved by the Committee for Officers of the Company.

The performance components of an Award and the weighting of the payout relative to threshold, plan target, and full opportunity achievement for each are identified below:

Award Components	Threshold	Payout at or below Threshold**	Plan Target	Payout at Target**	Full Opportunity Target	Payout at or above Full Opportunity Target**
Revenue	$[__]	0%	$[__]	[__]%	$[__]	[__]%
ROCE	[__]%	0%	[__]%	[__]%	[__]%	[__]%
Personal Objectives*	Subject to the Company having Net Income and Participant completion of personal objectives	0-20%	Subject to the Company having Net Income and Participant completion of personal objectives	0-20%	Subject to the Company having Net Income and Participant completion of personal objectives	0-20%
Total Incentive Payout (as a percent of VICP Percentage)	Revenue + ROCE + Personal Objectives	0-20%	Revenue + ROCE + Personal Objectives	80-100%	Revenue + ROCE + Personal Objectives	180-200%
* The Committee may use negative discretion to establish a payout that is less than the 20% for the Personal Objective component depending upon its evaluation of the Participant’s achievement of his or her Personal Objectives.
** See “III C. Award Calculations” below for the calculation of Award Payout.

In measuring the degree of attainment of a Performance Goal under this Plan, Extraordinary Charges (as defined in the 2016 OIP) shall be disregarded except as otherwise determined by the Committee in its discretion.

C.	Award Calculation
Notwithstanding anything in this Plan to the contrary, no Award shall be payable to a Participant under this Plan, including any amounts for the Personal Objective component, unless the Company has Net Income for the Plan Year. In the event of results that are below the Revenue and the ROCE threshold levels, only Personal Objectives may have a payout (provided the Company has Net Income as noted above and the Participant otherwise satisfies Plan terms); Awards for the Revenue and ROCE component have no associated payout until the applicable threshold is exceeded.

A Participant’s Award shall be determined as follows:
Revenue Payout
For Revenue between Threshold and Plan Target:
(Actual – Threshold) / (Plan Target – Threshold) x [__]% = Revenue Payout %

For Revenue between Plan Target and Full Opportunity Target:
[__]% + [(Actual – Plan Target) / (Full Opportunity Target – Plan Target) x [__]%] = Revenue Payout %

ROCE Payout
For ROCE between Threshold and Plan Target:
(Actual – Threshold) / (Plan Target – Threshold) x [__]% = ROCE Payout %

Exhibit 10.10(b)(vi)

For ROCE between Plan Target and Full Opportunity Target:
[__]% + [(Actual – Plan Target) / (Full Opportunity Target – Plan Target) x [__]%] = ROCE Payout %

Personal Objective Payout
Personal Objective Payout % is determined by the Participant’s Achievement as approved by the Committee for Officers of the Company.
Objective Attainment % x 20% = Personal Objective Payout %

Total Incentive Payout
Revenue Payout % + ROCE Payout % + Personal Objective Payout % = Total Incentive Payout %

Award Amount
Total Incentive Payout % x VICP Percentage x Participant’s Salary

The maximum Award payable to a Participant pursuant to the Plan for the Plan Year shall not exceed $4,000,000.

D.	Payment Date
Eligible United States participants will be paid Awards no later than December [_, 20__].

E.	Change in Employment Status or Position
Awards to Participants changing status (to/from eligible/ineligible position) are to be pro-rated by amount of time on the Company (or its wholly-owned subsidiaries) payroll divided by the amount of time in the Plan Year. Awards are calculated for each position a Participant holds through the Plan Year and are pro-rated accordingly based on the amount of time in each position. New or rehired employees who enter the Plan after the start of the Plan Year will receive a pro-rated Award based on the time actually in the Plan. A participant on a leave of absence may have their award prorated consistent with federal, state, and local laws at the company’s discretion.

IV.    ADMINISTRATION

The Committee is responsible for the administration of the Plan and its interpretation, including decisions on eligibility, Participant’s VICP Percentage, and the establishment of Performance Goals.

V.    MISCELLANEOUS

Compensation under this Plan is subject to the Company’s Compensation Clawback Policy, as it may be amended from time to time. Nothing in this Plan document or associated communications in any way promises or guarantees the compensation or employment of any Participant with Company or any successor or related company. In the event of a conflict between this Plan and the terms and conditions of a Participant’s employment agreement with the Company (if applicable), the terms and conditions of the Participant’s employment agreement shall govern.